Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our report dated May 25, 2007, accompanying the consolidated financial statements appearing in the Annual Report of Q.E.P. Co., Inc. and Subsidiaries on Form 10-K for the year ended February 28, 2007. We hereby consent to the incorporation by reference of the aforementioned report in the Registration Statement on Form S-8 (File No. 333-135129, effective June 19, 2006).

/s/ Grant Thornton LLP

Miami, Florida
May 25, 2007